1. Name and Address of Reporting Person
   Trueheart, James L.
   One James River Plaza
   701 East Cary Street
   21st Floor
   Richmond, VA 23219
2. Issuer Name and Ticker or Trading Symbol
   DOMINION RESOURCES, INC. (D)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Group Vice President and Chief Administrative Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                       01/22/2001 F             -434        D      $0.0000                     D
Common Stock                       01/26/2001 A             6667        A      $0.0000    97594            D
Common Stock                                                                              7322             I           Trustee of
                                                                                                                       Employ.
                                                                                                                       Savings Pln
Common Stock                                                                              127              I           By Spouse

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $41.25                                               05/17/2009 Common                      87000    D
                                                                               Stock
Stock Option   $42.3125 01/01/2001 A 4       13800       12/17/2001 01/21/2010 Common  138000   $0.0000    138000   D
                                             0                                 Stock
Stock Option   $59.96   07/01/2001 A         66666       03/01/2002 01/01/2008 Common  66666    $0.0000    66666    D
                                                                               Stock
Stock Option   $59.96   07/01/2001 A         66667       03/01/2002 01/01/2009 Common  66667    $0.0000    66667    D
                                                                               Stock
Stock Option   $59.96   07/01/2001 A         66667       03/01/2002 01/01/2010 Common  66667    $0.0000    66667    D
                                                                               Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ James L. Trueheart

DATE
02/13/2002